Exhibit 99.1

China Direct, Inc. Expands Metals Operations through Definitive Agreement to Acquire Zinc and Lead Company in China

The Acquired Company to Become Wholly Owned Subsidiary

BOCA RATON, FL – November 29, 2007 - (PR Newswire) - China Direct, Inc. (AMEX: CDS), a U.S. company that owns controlling stakes in a diversified portfolio of Chinese entities and assists Chinese businesses in accessing the U.S. capital markets, announced today that it has entered into a definitive agreement to acquire 100% of Xiangxi Autonomous Prefecture Jixiang Mining Industry Co., Ltd. (“Jixiang Mining”), a business operation which mines, processes and distributes concentrated zinc and lead. The acquired company will be renamed CDI Jixiang Metal Industry Co., Ltd. (“CDI Metal”) as a wholly foreign owned entity.

The definitive agreement was reached concurrently with the Chinese local government approval for China Direct’s sole ownership of CDI Metal. China Direct will acquire CDI Metal in exchange for cash consideration of approximately $675,675 (RMB 5 million). In addition, China Direct plans to invest up to $1.325 million in expansion capital after the acquisition.

CDI Metal owns the sole mining rights to a parcel of land located in the Yongshun Kaxi Lake Mining area. The mining rights were obtained from the Ministry of Land and Resources. The land holds both zinc and lead ore, and the government has approved for the mining of an aggregate of 10,000 metric tons of zinc and lead on an annual basis. CDI Metal has also received a safety and production permit issued by the Safety in Production Supervision Bureau which is valid through January 2009. The preliminary reporting from China Direct’s engineers estimates that the zinc and lead reserves contained in the land covered by the mining rights are worth up to $54 million at current prices. China Direct plans to conduct a more detailed survey in the near future and intends to explore acquiring additional rights pending the results of that survey.

Zinc is primarily used for galvanizing steel against corrosion, die casting of intricate machine parts, and in batteries and other electrical applications. Zinc is also alloyed with copper to form brass. Lead is used in building construction, lead-acid batteries, bullets, solder, pewter, and fusible alloys.

Commenting on the agreement, Dr. James Wang, Chairman and CEO of China Direct, stated, “We are very excited with this new acquisition, as the areas in Yongshun County, Hunan Province have significant zinc, lead and other metal reserves. The acquisition of CDI Metal as a wholly owned subsidiary represents a significant milestone for the growth of our Zinc division in China. China is the largest producer and consumer of Zinc and Lead in the world and we are committed to realize the full potential of CDI Metal’s mining rights and are confident that this subsidiary will make a substantial contribution to our financial performance in 2008 and beyond.”

About China Direct, Inc.

China Direct, Inc. (AMEX: CDS) is a U.S based company doing business in China through two divisions. Our management division acquires controlling stakes in Chinese companies, then provides investment capital and active management to enable these companies to thrive as our subsidiaries in their respective industries. Our consulting division assists other companies in China and the U.S. in establishing and maintaining a presence in the U.S. capital markets. As a direct link to China, China Direct serves as a vehicle allowing investors to directly participate in the rapid growth of the Chinese economy in a diversified and balanced manner. For more information about China Direct, please visit http://www.cdii.net.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company’s operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company’s reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Investor Relations,

HC International, Inc.

Alan Sheinwald, Partner

Tel: (914) 669-0222

Email: Alan.Sheinwald@HCinternational.net

Company,

China Direct, Inc.

Richard Galterio, Executive Vice President

Tel: 1-877-China-57

Email: Richard@cdii.net